Exhibit 4.2

AMERICAN WELL CORPORATION

SECOND AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

October 8, 2010

-i-

TABLE OF CONTENTS

(continued)

		Page
8.7.	Severability	25
8.8.	Titles and Subtitles	26
8.9.	Counterparts	26
8.10.	Telecopy Execution and Delivery	26
8.11.	Further Assurances	26
8.12.	Aggregation of Shares	26

AMERICAN WELL CORPORATION

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Second Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of October 8, 2010, by and among American Well Corporation, a Delaware corporation (the “Company”), the persons and entities listed on Exhibit A hereto (each, an “Investor” or a “Preferred Holder” and collectively, the “Investors” or the “Preferred Holders”) and the persons listed on Exhibit B hereto (each, a “Common Holder” or the “Common Holders”). Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS: in connection with the sale and issuance of its Series B Preferred Stock (the “Series B Financing”), the Company entered into that certain Amended and Restated Investors’ Rights Agreement dated August 22, 2008 (the “Original Agreement”) with the Preferred Holders (as defined therein) and the Common Holders (as defined therein) (the “Original Parties”);

WHEREAS: certain Investors are parties to certain Subscription Agreements for the purchase of the Company’s Series C Preferred Stock of even date herewith, among the Company and each of the Investors thereto (the “Subscription Agreements”), and it is a condition to the closing of the sale of the Series C Preferred Stock to certain Investors that such Investors and the Company execute and deliver this Agreement;

WHEREAS: the Company and the undersigned Original Parties who together hold not less than a majority of the outstanding Registrable Securities (as defined in the Original Agreement) now desire to amend and restate the Original Agreement in its entirety as set forth below.

NOW, THEREFORE: In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt of and adequacy of which is hereby acknowledged, the parties hereto further agree as follows:

Section 1

Definitions

1.1.    Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)    “Affiliate” shall mean, with respect to (i) any entity, another person or entity that directly or indirectly controls, is controlled by, or is under common control with, such entity and (ii) any individual, the members of the immediate family (including parents, spouse, siblings and children) of (A) the individual, (B) the individual’s spouse and (C) any entity that directly or indirectly controls, is controlled by or is under common control with any of the foregoing.

(b)    “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(c)    “Common Stock” shall mean the Common Stock, par value $.01 per share of the Company.

(d)    “Convertible Securities” shall mean shall mean stock, obligations, evidences of indebtedness or other securities or interests of any type whatsoever which are, or may become in accordance with their terms convertible into or exchangeable for shares of Common Stock and all warrants, options or other rights to purchase or acquire shares of Common Stock or other obligations, evidences of indebtedness or other securities or interests of any type whatsoever which are, or may become in accordance with their terms convertible into or exchangeable for shares of Common Stock.

(e)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(f)    “Holder” shall mean (i) any Investor that holds Registrable Securities, (ii) any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement, and (iii) the holder of the Registrable Securities issued or issuable upon exercise or conversion of the Warrant; provided, however, that for purposes of this Agreement, a record holder of shares of Preferred Stock convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; provided, further, that the Company shall in no event be obligated to register shares of Preferred Stock, and that Holders of Registrable Securities will not be required to convert their shares of Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.

(g)    “Indemnified Party” shall have the meaning set forth in Section 2.6(c) hereof.

(h)    “Indemnifying Party” shall have the meaning set forth in Section 2.6(c) hereof.

(i)    “Initial Closing” shall mean the date of the initial sale of shares of the Company’s Series C Convertible Preferred Stock pursuant to the Subscription Agreements.

(j)    “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(k)    “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than thirty percent (30%) of the outstanding Registrable Securities.

(l)    “Investors” shall mean the persons and entities listed on Exhibit A hereto.

(m)    “New Securities” shall mean any Common Stock, whether or not presently authorized, and any rights, options and warrants to purchase any Common Stock, and any obligations, evidences of indebtedness or other securities or interests of any type whatsoever which are, or may become in accordance with their terms convertible or exchangeable into Common Stock, to the extent that (a) any of the preceding have any liquidation or other distribution preference that is senior to the Series C Preferred Stock or (b) any of the preceding are or may be issued without consideration or for a consideration per share less than the applicable Conversion Price (as such term is used in the Company’s Certificate of Incorporation) of the Series C Preferred Stock in effect on the date of and immediately prior to such issue; provided that the term “New Securities” shall not include: (i) such number of shares of Common Stock that is equal to 15% of the then-outstanding Common Stock (including all Preferred Stock and other Convertible Securities, on an as-converted basis) issued or deemed issued on or after the date of the Initial Closing (and including, for the avoidance of doubt, 574,000 shares of Common Stock currently reserved for issuance to officers, founders, employees, directors and consultants) (such number of shares issued or deemed issued to be calculated net of any expired or terminated options or warrants and to be proportionately adjusted to reflect any subsequent stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) issued to employees, officers or directors, of, or consultants or advisors to the Company or any subsidiary pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs, agreements or arrangements, in each case as approved by the Board of Directors of the Company, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement; (ii) New Securities issued or issuable as a dividend or distribution on any shares of Preferred Stock (to the extent the preferences, conversion price and other terms of the Preferred Stock are equitably adjusted such that the dividend or distribution does not result in an economic disadvantage to the holders of any series of Preferred Stock); (iii) shares of Common Stock or Convertible Securities issued or issuable pursuant to the bona fide acquisition of another corporation ( other than an acquisition of or from any director or executive officer of the Company or any party that is an Affiliate of the Company or any of its directors or executive officers) by the Company by merger, purchase of substantially all of the assets or other reorganization, which acquisition is approved by the Board of Directors of the Company; (iv) shares of Common Stock or Convertible Securities issued or issuable to banks, equipment lessors or other financial institutions ( other than any bank, equipment lessor or other financial institution that is an Affiliate of the Company or any of its directors or executive officers) pursuant to a debt financing, equipment lease, bank credit arrangement or commercial leasing transaction entered into for primarily non-equity financing purposes and approved by the Board of Directors of the Company; (v) shares of Common Stock or Convertible Securities issued or issuable (other than to any director or executive officer of the Company or any party that is an Affiliate of the Company or any of its directors or executive officers) in connection with sponsored research, collaboration, development, distribution, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Company; (vi) the initial issuance of Series C Preferred Stock, and any subsequently issued shares of Series C Preferred Stock having the same or greater original issue price (taking into account any equitable adjustments for stock splits and the like) per share and issued subject to substantially the same terms and conditions as all other shares of Series C Preferred Stock issued on or prior to the date of such issuance; (vii) shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock; (viii) shares of Common Stock issued or issuable upon exercise or conversion of Warrants outstanding on the date hereof; and (ix) any other shares of Common Stock issued or issuable approved by the holders of a majority of the Preferred Stock outstanding.

(n)    “Preferred Holders” shall have the meaning set forth in the Preamble hereto.

(o)    “Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

(p)    “Qualified Public Offering” shall mean a public offering underwritten by a nationally recognized investment bank approved by the Company’s board of directors pursuant to an effective registration statement on Form S-1 under the Securities Act of the Company’s Common Stock in which the Company and/or the selling stockholders (if any) receive net proceeds (after underwriting discounts and commissions) of at least $25,000,000.

(q)    “Registrable Securities” shall mean (i) shares of Common Stock issuable or issued pursuant to the conversion of the Shares or exercise of the Warrant and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i) or (ii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(r)    The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(s)    “Registration Expenses” shall mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, accounting fees, escrow fees, fees and disbursements of counsel for the Company, fees and disbursements of one special counsel for the Holders (selected by a majority-in-interest of the Holders) not to exceed $30,000, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(t)    “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(b) hereof.

(u)    “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(v)    “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(w)    “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(x)    “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(y)    “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders not to exceed $30,000 included in Registration Expenses).

(z)    “Series A Preferred Conversion Shares” shall mean the shares of Common Stock issued upon conversion of the Series A Preferred Stock.

(aa)    “Series B Preferred Conversion Shares” shall mean the shares of Common Stock issued upon conversion of the Series B Preferred Stock.

(bb)    “Series C Preferred Conversion Shares” shall mean the shares of Common Stock issued upon conversion of the Series C Preferred Stock.

(cc)    “Series A Preferred Stock” shall mean the shares of Series A Convertible Preferred Stock, par value $.01 per share.

(dd)    “Series B Preferred Stock” shall mean the shares of Series B Convertible Preferred Stock, par value $.01 per share.

(ee)    “Series C Preferred Stock” shall mean the shares of Series C Convertible Preferred Stock, par value $.01 per share.

(ff)    “Shares” shall mean (i) the Company’s Series A Preferred Stock, (ii) the Company’s Series B Preferred Stock, (iii) the Company’s Series C Preferred Stock and (iv) any securities issued with respect to the foregoing upon any stock split, stock dividend, recapitalization, or similar event or upon any conversion.

(gg)    “Significant Holder” shall have the meaning set forth in Section 3.1 hereof.

(hh)    “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, · trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of Jaw, directly or indirectly, of any of the Shares, except for the exempt transfers described in Section 5 hereof.

(ii)    “Warrant” shall mean that certain Stock Purchase Warrant dated as of October 14, 2009 to purchase up to 133,332 shares of Common Stock, subject to adjustment as provided therein.

Section 2

Registration Rights

2.1.    Requested Registration.

(a)    Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to at least thirty percent (30%) of the Registrable Securities ( or a lesser amount if such offering shall have an aggregate offering price to the public of not less than Ten Million Dollars ($10,000,000) net of underwriting discounts and commissions) (such request shall state the number of shares of Registrable Securities to be disposed of by such Initiating Holders), the Company will:

(i)    promptly give written notice of the proposed registration to all other Holders; and

(ii)    as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered; provided that, unless a registration pursuant to this Section 2.1 is the Company’s Initial Public Offering, the Company also shall use its reasonable best efforts to file the registration statement within ninety (90) days of the receipt of the request from the Initiating Holders.

(b)    Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1;

(i)    Prior to six (6) months after the effective date of the Company’s Initial Public Offering;

(ii)    In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iii)    After the Company has initiated two (2) such registrations pursuant to this Section 2.1 or Section 2.3 ( counting for these purposes only registrations which have been declared or ordered effective and pursuant to which securities have been sold); or

(iv)    During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective.

(c)    Deferral. If (i) in the good faith judgment of the Board of Directors of the Company, the filing of a registration statement covering the Registrable Securities would be materially detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(iv) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than once in any twelve-month period.

(d)    Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in subsection 2.1(a)(i). In such event, the right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10). The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the majority-in-interest of the Initiating Holders, which underwriters shall be reasonably acceptable to the Company.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities that may be so included shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. In no event shall Registrable Securities be excluded from such registration unless all other stockholders’ securities (including securities for the account of the Company) have been first excluded.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(d), then the Company shall then offer to all Holders who have retained rights to include securities in the registration the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion, as set forth above.

2.2.    Company Registration.

(a)    Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i)    promptly give written notice of the proposed registration to all Holders; and

(ii)    include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company; such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b)    Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in the registration and underwriting. In no event shall any Registrable Securities be excluded from such registration and underwriting unless all other stockholders’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such registration and underwriting, then the Registrable Securities that are included in such registration and underwriting shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3.    Registration on Form S-3.

(a)    Request for Form S-3 Registration. If the Company is then qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii); provided, that in the case of a registration pursuant to this Section 2.3, the Company also shall use its reasonable best efforts to file the registration statement within ninety (90) days of the receipt of the request from the Initiating Holders.

(b)    Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i)    In the circumstances described in either Sections 2.1(b)(ii) or 2.1(b)(iv);

(ii)    If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public (net of any underwriters’ discounts and commissions) of less than Three Million Dollars ($3,000,000); or

(iii)    After the Company has initiated two (2) registrations pursuant to Section 2.1 or this Section 2.3 (counting for these purposes only registrations which have been declared or ordered effective and pursuant to which securities have been sold).

(c)    Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d)    Underwriting. If the Initiating Holders requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Sections 2.1(d) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4.    Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1(a); and provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1 or 2.3. All Selling Expenses shall be borne pro rata by the selling Holders based on the number of Registrable Securities requested to be so registered.

2.5.    Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a)    Keep such registration effective for a period of ending on the earlier of the date which is one hundred twenty (120) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;

(b)    Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above; provided further that in connection with any registration on Form S-3 pursuant to Section 2.3 above, the Company agrees to timely file all reports required under the Exchange Act in order to maintain the right to continue to use such Form S-3 and to maintain such registration in effect;

(c)    Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d)    Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto .to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)    Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f)    Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g)    Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h)    Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;

(i)    In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 hereof, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement; and

(j)    Use its reasonable best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities· are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.6.    Indemnification.

(a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement ( or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance; (ii) any omission ( or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any violation ( or alleged violation) by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification, or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action as they are incurred; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter and stated to be specifically for use therein; and provided further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b)    To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors, and partners, and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereat) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, Joss, damage, liability, or action as they are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereat) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder.

(c)    Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, further, however, that an Indemnified Party (together with all other Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)    If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.6(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)    The obligations of the Company and Holders under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

2.7.    Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8.    Restrictions’ on Transfer. The Holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until (x) the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, and (y):

(i)    There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)    Such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the. proposed disposition, and, if requested by the Company, such Holder shall have furnished the Company, at such Holder’s expense, with (A) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (B) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. It is agreed that the Company will not require opinions of counsel or “no action” letters for transactions made pursuant to Rule 144, except in unusual circumstances.

(iii)    Notwithstanding the provisions of subsections (y)(i) and (y)(ii) above, no such registration statement or opinion of counsel or “no action” letter shall be necessary for: (A) a transfer by a Holder to any of its affiliates (including (i) any Affiliate of such Holder and (ii) an affiliated fund managed by the same manager or managing member or general partner or management company or by an Affiliate of such manager or managing member or general partner or management company, each an “Affiliated Fund”); (B) a transfer by a Holder that is a partnership, limited liability company or corporation to a partner, limited partner, retired partner, member, retired member or stockholder of a Holder; (C) a transfer by gift, will or intestate succession of any Holder to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, or to a trust for the benefit of any of the foregoing; or (D) the transfer by a Holder to another Holder, if in each transfer under clauses (A), (B) or (C) the prospective transferee agrees in all such instances in writing to be subject to the terms hereof to the same extent as if he or she were an original Holder hereunder.

(b)    Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to an{legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(c)    The first legend referring to federal and state securities laws identified in Section 2.8(b) hereof stamped on a certificate evidencing-the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Securities Act; or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act; or (iii) such holder provides the Company with reasonable assurances, which may, at the option of the Company, include an opinion of counsel reasonably satisfactory to the Company, that such securities can be sold pursuant to Section b(l) of Rule 144 under the Securities Act.

2.9.    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)    Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)    File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c)    So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the-Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10.    Market Stand-Off Agreement. If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, each Holder hereby agrees that such Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration or purchased during the open market) during the one hundred eighty (180) day period following the effective date of the Company’s Initial Public Offering; provided that, all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(b) hereof with respect to the shares of Common Stock ( or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10.

2.11.    Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12.    Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to: (a) a transferee or assignee of not less than 100,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); (b) an affiliate of a Holder (including an Affiliated Fund) or a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder; or (c) a Holder’s family member or trust for the benefit of an individual Holder or Holder’s family member; provided that (i) any such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8 hereof, and applicable securities laws; (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned; (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10; and (iv) any such transferee is not engaged in competition with the Company as reasonably determined by the Board of Directors.

2.13.    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are pari passu with or senior to the registration rights granted to the Holders hereunder.

2.14.    Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Section 2.1, 2.2 or 2.3 shall terminate seven (7) years after the closing of the Company’s Initial Public Offering; provided, however, that a Holder shall have no right to request registration or inclusion in any such registration during such time during which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90)-day period.

Section 3

Covenants of the Company

The Company hereby covenants and agrees, as follows:

3.1.    Basic Financial Information. The Company shall deliver to each Investor (i) who holds Registrable Shares representing at least one percent (1%) of the Company’s capital stock on an as-converted fully-diluted basis or (ii) whose aggregate investment in the Company’s capital stock is at least $5,000,000 (each, a “Significant Holder”) the following financial information:

(b)    as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company; and

(c)    as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment Company, it being agreed that a financial investor shall not be deemed to be a competitor solely because of investments in competitive enterprises.

3.2.    Transfer or Assignment of Basic Financial Information. The rights to cause the Company to deliver financial information to Significant Holders under Sections 3.1 may be transferred or assigned by a Significant Holder only to: (a) a transferee or assignee of not less than 100,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); (b) an affiliate of a Holder (including an Affiliated Fund) or a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder; or (c) a Holder’s family member or trust for the benefit of an individual Holder or Holder’s family member;. provided that (i) the

Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned, (ii) the transferee or assignee of such rights assumes in writing the obligations of such Significant Holder under this Agreement; and (iii) any such transferee is not engaged in competition with the Company as reasonably determined by the Board of Directors, it being agreed that a financial investor shall not be deemed to be a competitor solely because of investments in competitive enterprises.

3.3.    Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company. The Company shall not be required to comply with any information rights or inspection rights of Section 3 in respect of any Holder whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (I 0%) of a competitor, nor shall the Company be obligated to disclose any information which the Board of Directors of the Company determines in good faith is attorney-client privileged and should not, therefore, be disclosed. Each Holder agrees that it will not use any information received by it pursuant to this Agreement in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person ( other than its employees, agents or partners having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally.

3.4.    Shares Option Vesting. Unless otherwise decided by the Board of Directors, all option grants to employees and consultants of the Company made after the date of this Agreement shall vest over a four year period with 25% of the shares subject to each option vesting a year after the vesting commencement date and the remainder of the shares vesting in equal amounts on a monthly, quarterly or annual basis thereafter.

3.5.    Reimbursement of Expenses. The Company shall promptly reimburse the reasonable expenses incurred by the director elected solely by the holders of Preferred Stock incurred by such director in connection with attendance by such director at meetings of the Board of Directors or any committee thereof or other meetings or events attended on behalf of the Company.

3.6.    Termination of Covenants. The covenants set forth in this Section 3 shall terminate and be of no further force and effect after the closing of the Company’s Initial Public Offering or upon the closing of a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation), provided that in the case of a sale of substantially all assets, such termination shall occur only upon completion of the distribution of all proceeds of such sale to the stockholders of the Company in accordance with the Certificate of Incorporation.

Section 4

Right of First Refusal

4.1.    Transfers by an Investor. If an Investor proposes to Transfer any Shares (such Investor, the “Transferring Investor”), then the Transferring Investor shall promptly give written notice (the “First Refusal Notice”) to the Company prior to the closing of such Transfer.

The First Refusal Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of Shares to be transferred (the “Offered Shares”), the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. Upon the request of the Company, the Transferring Investor will promptly furnish to the Company such other information as may be reasonably requested to establish that the offer and the prospective purchaser or transferee are bona fide.

4.2.    Company Right of First Refusal. For a period of thirty (30) days following receipt of any First Refusal Notice described in Section 4.1 the Company shall have the right to purchase all or a portion of the Offered Shares subject to such First Refusal Notice (or to designate to another Person such right, in which case references to the Company in this Section 4.2 shall be deemed to include such designee) on the same terms and conditions as set forth therein. The Company’s purchase right shall be exercised by written notice (the “Company Notice”) and delivered to the Transferring Investor within such thirty (30) day period. If the Company desires to exercise its purchase right, the Company shall effect the purchase of the Offered Shares, including payment of the purchase price, not more than five (5) business days after delivery of the Company’s Notice, and at such time the Transferring Investor shall deliver to the Company the certificate(s) representing the Shares to be purchased by the Company, each certificate to be properly endorsed for transfer. If purchased by the Company, the Shares so purchased shall thereupon be cancelled and cease to be issued and outstanding shares of Common Stock. If the consideration for the Shares proposed to be transferred includes consideration other than cash consideration, the cash equivalent of the non-cash consideration will be determined by the Company’s Board of Directors in good faith, which determination will be binding on the Company and the Transferring Investor. The payment of the purchase price for the Shares purchased by the Company exercising its right of first refusal will be made, at the option of the Company, (i) in cash (by check or wire transfer); (ii) by cancellation of all or a portion of any outstanding indebtedness of the Transferring Investor to the Company; or (iii) by any combination of the foregoing. . If the Company does not exercise its purchase right within such thirty (30) day period with respect to all of the Offered Shares then the Transferring Investor may, not later than sixty (60) days following delivery to the Company of the First Refusal Notice, Transfer the Offered Shares covered by the First Refusal Notice to the purchaser named in the First Refusal Notice upon the same terms and conditions (including the purchase price) as those described in the First Refusal Notice. Any proposed Transfer to a different purchaser and/or on different terms and conditions than those described in the First Refusal Notice, as well as any subsequent proposed Transfer of any of the Shares by the Transferring Investor, shall again be subject to the Right of First Refusal of the Company and shall require compliance by the Transferring Investor with the procedures described in this Section 4. The rights under this Section 4 shall expire upon the Company’s Initial Public Offering.

4.3.    Right of Co-Sale.

(a)    In the event that Ido Schoenberg or Roy Schoenberg (each, a “Founder”) proposes to transfer more than ten percent (10%) of the shares of capital stock of the Company then held by such Founder (such Founder, a “Transferring Founder”), then the Transferring Founder shall promptly deliver simultaneously to the Company and each other Common Holder and Investor prior to the closing of the proposed Transfer a written notice (the “Co-Sale Notice”), which Co-Sale Notice shall set forth the same information required to be included in the First Refusal Notice described in Section 4. Each Common Holder and Investor shall have the right, exercisable upon written notice to the Transferring Founder with a copy to the Company within fifteen (15) days after receipt of the Co-Sale Notice, to participate in such Transfer of shares of capital stock on the same terms and conditions as is specified in the Co-Sale Notice. Such notice delivered by the Common Holder or Investor shall indicate the number of shares of capital stock such Common Holder or Investor wishes to sell under its right to participate. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of Shares that the Transferring Founder may sell in the transaction shall be correspondingly reduced.

(b)    Each Common Holder and Investor may sell all or any part of that number of shares equal to the product obtained by multiplying: (i) the aggregate number of shares of capital stock covered by the Co-Sale Notice by (ii) a fraction, the numerator of which is the number of shares of Common Stock owned by such Common Holder-or Investor at the time of the Co-Sale Notice assuming the conversion of all Preferred Stock and the denominator of which is the total number of shares of Common Stock owned by the Common Holder and Investors at the time of the Co-Sale Notice assuming the conversion of all Preferred Stock plus the number of shares of Common Stock held by the Transferring Founder.

(c)    Each Common Holder and Investor who elects to participate in the Transfer pursuant to this Section 4.3 (a “Co-Sale Participant”) shall effect its participation in the Transfer by promptly delivering to the Transferring Founder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i)    the type and number of shares of Common Stock which such Co-Sale Participant elects to sell; or

(ii)    that number of shares of Preferred Stock which is at such time convertible into the number of shares of Common Stock which such Co-Sale Participant elects to sell; provided, that unless approved by the Board of Directors of the Company, the proposed transferee will not be assigned any rights under the Company’s Investors’ Rights Agreement; and provided, further, that if the prospective purchaser objects to the delivery of Preferred Stock in lieu of Common Stock, such Co-Sale Participant shall convert such Preferred Stock into Common Stock and deliver Common Stock as provided in Section 4.3(c)(i) above. The Company agrees to make any such conversion or exchange concurrent with and contingent upon the actual transfer of such shares to the purchaser.

(d)    The stock certificate or certificates that the Co-Sale Participant delivers to the Transferring Founder pursuant to Section 5.1(c) shall be transferred to the prospective purchaser in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Co-Sale Notice, and the Transferring Founder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Participant exercising its rights of co-sale hereunder, the Transferring Founder shall not sell to such prospective purchaser or purchasers any shares unless and until, simultaneously with such sale, the Transferring Founder shall purchase such shares or other securities from such Co-Sale Participant on the same terms and conditions specified in the Co-Sale Notice.

(e)    The exercise or non-exercise of the rights of any Common Holder and Investor hereunder to participate in one or more Transfers of Shares made by any Transferring Founder shall not adversely affect such Investor’s right to participate in subsequent Transfers of Shares subject to Section 4.

(f)    To the extent that the Common Holders and Investors do not elect to participate in the sale of the shares subject to the Co-Sale Notice, the Transferring Founder may, not later than sixty (60) days following delivery to the Company of the Co-Sale Notice, enter into an agreement providing for the closing of the Transfer of such shares covered by the Co-Sale Notice within thirty (30) days of such agreement upon the same terms and conditions (including the purchase price) as those described in the Co-Sale Notice. Any proposed Transfer on different terms and conditions than those described in the Co-Sale Notice, as well as any subsequent proposed Transfer of any of the shares by the Transferring Founder, shall again be subject to the co-sale rights of the Common Holders and Investors and shall require compliance by the Transferring Founder with the procedures described in this Section 4.3.

Section 5

Preemptive Rights

5.1.    Issuances of New Securities.

(a)    If the Company authorizes the issuance or sale of any New Securities, the Company shall first offer to sell to each holder of Preferred Stock and each Common Holder ( each, a “Rights Offeree”) such Rights Offeree’s pro rata allotment of such New Securities equal to the quotient determined by dividing (1) the number of shares of Common Stock and the number of shares of Common Stock issuable with respect to vested and exercisable Convertible Securities held by such Rights Offeree at such time, by (2) the sum of the number of shares of Common Stock then issued and outstanding and the number of shares of Common Stock issuable with respect to vested and exercisable Convertible Securities. Each Rights Offeree shall be entitled to purchase all or any portion of such Rights Offeree’s pro rata allotment of such New Securities on the most favorable terms and conditions as such New Securities are to be offered to other persons; provided that if other persons acquiring the New Securities are also required to purchase other securities of the Company, the Rights Offerees exercising their rights pursuant to this Section 5 shall also be required to purchase the same strip of securities (on the same terms and conditions) that such other persons are required to purchase. The purchase price for all New Securities offered pursuant to this Section 5.1 shall be payable in cash or, to the extent otherwise consistent with the terms offered to any other persons, installments over time.

(b)    In order to exercise its purchase rights hereunder, a Rights Offeree must, within 20 days after receipt of written notice from the Company-describing in reasonable detail the New Securities being offered, the purchase price thereof, the payment terms and such Rights Offeree’ s pro rata allotment pursuant to this Section 5, deliver a written notice to the Company describing its election hereunder.

(c)    Upon the expiration of the offering periods described above, the Company shall be entitled to sell such New Securities which the Rights Offerees have not elected to purchase during the 120 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such Rights Offerees. Any New Securities offered or sold by the Company after such 120-day period or offered by the Company on terms or conditions more favorable than those offered to the Rights Offerees must be reoffered to the Rights Offerees pursuant to the terms of this Section 5 prior to any issuance or sale thereof.

(d)    The rights under this Section 5.1 shall expire upon a Qualified Public Offering.

Section 6

Exempt Transfers

Notwithstanding the foregoing, the right of first refusal of the Company and, except with respect to clause (v) (which shall not apply to the co-sale right), the co-sale right of the Investors and Common Holders set forth in Section 4 above shall not apply to: (i) any transfer to an Investor’s ancestors, descendants, siblings or spouse, or a trust or family limited partnership for the benefit of such persons or the Investor; (ii) any pledge of shares made pursuant to a bona fide loan transaction that creates a mere security interest; (iii) any bona fide gift to a charitable or tax-exempt organization; (iv) any Transfer approved by the Investors holding at least a majority-in-interest of the capital stock then held by the Investors; (v) any transfer to another Investor or affiliate of an Investor or (vi) any repurchase of shares by the Company pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as termination of employment, or in connection with the exercise by the Company of any rights of first refusal; provided that in the event of any transfer made pursuant to one of the exemptions provided by clauses (i), (ii), (iii), (iv), (v) above, (A) the Investor shall inform the Company of such pledge, transfer or gift prior to effecting it, and (B) the pledgee, transferee or donee shall enter into a written agreement to be bound by and comply with all provisions of this Agreement, as if it were an original Investor hereunder. Any Shares transferred pursuant to one of the exemptions provided by clauses (i), (ii), (iii), (iv) above or (v) above shall remain “shares” hereunder, and such pledgee, transferee or donee shall be treated as the “Investor” for purposes of this Agreement.

Section 7

Drag-Along Rights

7.1.    Drag-Along Rights. If the holders of majority of the outstanding shares of Preferred Stock and Common Stock, voting together, approve (i) a sale of the Company or all or substantially all of Company’s assets, whether by means of a merger, ‘consolidation, sale of stock or assets or otherwise (a “Sale of the Company”) or (ii) a proposed round of equity financing by the Company (the “Equity Financing”), then all Investors shall consent to and vote their Shares in favor of the Equity Financing or the Sale of the Company, and if the Sale of the Company is structured as (a) a merger or consolidation of the Company, or a sale of all or substantially all of the Company’s assets, each Investor shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale, or

(b) a sale of the stock of the Company, the Investors shall agree to sell their shares of Common Stock on the terms and conditions approved by the holders of a majority of the outstanding shares of Preferred Stock and Common Stock, voting together. Each Investor hereby irrevocably constitutes and appoints the Company and any representative or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Investor and in the name of such Investor or in its own name, for the purpose of carrying out the terms of this Section 7, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 7. Such Investor hereby ratifies all that said attorneys shall lawfully do or-cause to be done by virtue hereof. The rights under this Section 7 shall expire upon the Company’s Initial Public Offering.

Section 8

Miscellaneous

8.1.    Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding a majority of the Registrable Securities ( excluding any of such shares that have been sold to the public or pursuant to Rule 144); provided, however, that Holders purchasing shares of Series C Preferred Stock pursuant to Subscription Agreements for Series C Preferred Stock dated after the date of this Agreement may become parties to this Agreement, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Holder. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Each Holder acknowledges that by the operation of this paragraph, the Holders of a majority of the Registrable Securities ( excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.

8.2.    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a)    into an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b)    if to any Holder, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address of the last holder of such shares for which the Company has contact information in its records; or

(c)    into the Company, one copy should be sent to American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109, Attn: President, or at such other address as the Company shall have furnished to the Investors, with a copy to Stanford N. Goldman, Esq., Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth on the Schedule of Investors.

8.3.    Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware, without regard to principles of conflicts of law.

8.4.    Successors and Assigns. Except as set forth herein, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

8.5.    Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes all prior written or oral agreements and understandings relating to such subject matter. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

8.6.    Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

8.7.    Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

8.8.    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

8.9.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

8.10.    Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

8.11.    Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

8.12.    Aggregation of Shares. All shares of Common Stock and Preferred Stock held or. acquired by affiliated entities or persons or entities under common investment management or control (common investment management or control to include trusts for which immediate family members are trustees) shall be aggregated together for the purpose of determining the availability of any rights or obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

COMPANY: AMERICAN WELL CORPORATION a Delaware corporation

By:	/s/ Roy Schoenberg
Roy Schoenberg, President

COMMON HOLDERS:

/s/ Ido Schoenberg
Ido Schoenberg

/s/ Roy Schoenberg
Roy Schoenberg